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                                                                     EXHIBIT 5.1

                                December , 1999


VarsityBooks.com Inc.
2020 K Street, NW, 6th Floor
Washington, D.C.  20037

Ladies and Gentlemen:

     We have acted as counsel for VarsityBooks.com Inc., a Delaware corporation (the "Company"), in connection with preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-1 (Registration number 333-89049) under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the sale, from time to time, by the Company and certain selling stockholders identified in such Registration Statement (the "Selling Stockholders"), in the manner described in the prospectus (the "Prospectus") which forms a part of the Registration Statement, of up to an aggregate of $75,000,000 of common stock, par value $.0001 per share, of the Company (the "Common Stock").

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the laws, all as presently in effect, we are of the opinion that the shares of Common Stock to be sold by the Company and the Selling Stockholders in the manner described in the Prospectus under the captions "Selling Stockholders" and "Plan of Distribution" have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.


Sincerely,

/s/ SHAW PITTMAN
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Shaw Pittman